EXHIBIT 5.2


 INTERNAL REVENUE SERVICE                     DEPARTMENT OF THE TREASURY
 DISTRICT DIRECTOR
 1100 COMMERCE STREET
 DALLAS, TX 75242                             Employer Identification Number:
 Date: SEP 10 1996                            43-1128385
                                              File Folder Number:
 JACK HENRY & ASSOCIATES, INC.                430000881l
 C/O CHRISTOPHER C. HALTON                    Person to Contact:
 A. COLE STEPHENS & ASSOCIATES, INC.          JILL RUTHERFORD
 12720 HILLCREST, SUITE 900, LBJ 71           Contact Telephone Number:
 DALLAS, IX 75230                             (214) 767-6023
                                              Plan Name:
                                              401K EMPLOYEE STOCK OWNERSHIP
                                              PLAN AND TRUST
                                              Plan Number 002


 Dear Applicant:

     We nave made a favorable determination on your plan, identified above, based on the information supplied. Please keep this letter in your permanent records.

     Continued qualification of the plan under its present form will depend on its effect in operation. (See section 1.401-1(b) (3) of the Income Tax Regulations.) We will review the status of the plan in operation periodically.

     The enclosed document explains the significance of this favorable determination letter, points out some features that may affect the qualified status of your employee retirement plan, and provides information on the reporting requirements for your plan. It also describes some events that automatically nullify it. It is very important that you read the publication.

     This letter relates only to the status of your plan under the Internal Revenue Code. It is not a determination regarding the effect of other federal or local statutes.

     This determination letter is applicable for the amendment(s) adopted on December 21, 1994.

     This determination letter is also applicable for the amendment(s) adopted on December 21, 1994.

     This plan satisfies the requirements of Code section 4975 (e) (7).

     This plan has been mandatorily disaggregated, permissively aggregated, or restructured to satisfy the nondiscrimination requirements.

     This  plan satisfies  the  nondiscrimination in  amount  requirement  of section 1.401(a) (4)-l(b) (2) of the regulations on the basis of a design-based safe harbor described in the regulations.

     This letter is issued under Rev. Proc. 93-39 and considers the amendments required by the Tax Reform Act of 1986 except as otherwise specified in this letter.

     This plan satisfies the nondiscriminatory current availability requirements of section l.40l(a) (4)-4(b) of the regulations with respect to those benefits, rights, and features that are currently available to all employees in the plan's coverage group. For this purpose, the plan's coverage group consists of those employees treated as currently benefiting for purposes of demonstrating that the plan satisfies the minimum coverage requirements of section 410(b) of the Code.

     This letter may not be relied upon with respect to whether the plan satisfies the qualification requirements as amended by the Uruguay Round Agreements Act. Pub. L. 103-465.

     We have sent a copy of this letter to your representative as indicated in the power of attorney.

     If you have questions concerning this matter, please contact the person whose name and telephone number are shown above.

                                Sincerely yours


                                Bobby E. Scott
                                District Director

 Enclosures:
 Publication 794
 Reporting & Disclosure Guide
 for Employee Benefit Plans


                                                           Letter 835 (DO/CG)